Exhibit 10.74

AMENDMENT TO EMPLOYMENT AGREEMENT

This Amendment to Employment Agreement (the “Amendment”), dated as of the 31st day of December, 2008, is made by and between The Children’s Place Retail Stores, Inc. (the “Corporation”) and Susan J. Riley (the “Executive”).

WITNESSETH THAT:

WHEREAS, the Corporation and the Executive are parties to an Employment Agreement, dated as of February 4, 2007 (the “Agreement”);

WHEREAS, the Corporation and the Executive desire to amend the Agreement to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended.

NOW THEREFORE, for and in consideration of the foregoing, the Corporation and the Executive hereby agree as follows:

1.             Section 6.01 of the Agreement is hereby amended to provide the following at the end thereof.

“Notwithstanding any provision set forth in this Section 6.01 to the contrary: (i) if Executive becomes entitled to continuation of her Base Salary as provided herein, the commencement of such payments shall occur immediately following the effective date of the release of claims referred to above; (ii) if Executive becomes entitled to a payment in respect of the Performance Bonus as provided herein, such payment shall be made within 75 days following the end of the applicable performance year under the Annual Management Incentive Bonus Plan, and in no event later than the time that would cause such payment to be subject to an “additional tax” under Section 409A of the Code; and (iii) if Executive is required to execute a general release of claims as provided herein and as set forth in Exhibit B of this Agreement, Executive shall execute such release of claims within 21 days following her termination of employment (or such longer period if and to the extent required under applicable law).”

2.             Section 6.02 of the Agreement is hereby amended and restated to read, in its entirety, as follows:

“Compensation Upon Termination By Reason of Death, Disability or For Cause. Subject to the provisions of subsections 6.03, 6.04 and 6.05, if Executive’s employment hereunder is terminated (A) by reason of Executive’s death or Disability, or (B) by Employer For Cause, or (C) in accordance with subsection 5.04 upon Executive reaching normal retirement age, Executive (or her estate, heirs or distributes) shall be entitled to (1) any amount of Base Salary and Performance Bonus theretofore earned but not yet paid, which shall be paid within 10 days of Executive’s termination of employment hereunder and (2) except in the case of a termination of employment by Employer For Cause, a pro rata portion of the Performance Bonus for Employer’s then current fiscal year determined in the same manner, and paid at the same time, as provided in clause (2) of the first sentence and in the second sentence of subsection 6.01. Payment to Executive of the compensation provided under clause (2) of this subsection is subject to execution by Executive of a general release in the form attached hereto as Exhibit B, which shall be executed by Executive (or her estate) within 21 days following her termination of employment hereunder (or such longer period if and to the extent required under applicable law).”

3.             Section 8.02 of the Agreement is hereby amended and restated to read, in its entirety, as follows:

“Tax Withholding; Section 409A. Employer is authorized to withhold from any payment to be made hereunder to Executive such amounts for income tax, social security, unemployment compensation, excise taxes and other taxes and penalties as in the judgment of Employer is required to comply with applicable laws and regulations.  This Agreement is intended to comply with Section 409A of the Code and the regulations thereunder such that no payment made, or benefit provided, to Executive hereunder shall be subject to an “additional tax” within the meaning of Section 409A of the Code.  Notwithstanding anything contained herein to the contrary, Executive shall not be considered to have terminated employment from Employer unless she would be considered to have incurred a “separation from service” from Employer within the meaning of Treasury Regulation §1.409A-1(h).  For purposes of Section 409A, each payment made under this Agreement shall be treated as a separate payment. In no event may Executive, directly or indirectly, designate the calendar year of any payment hereunder.  Notwithstanding anything contained in the Agreement to the contrary, if Executive is a “specified employee” (determined in accordance with Section 409A of the Code and Treasury Regulation Section 1.409A-3(i)(2)) as of the termination of Executive’s employment with Employer, and if any payment, benefit or entitlement provided for in the Agreement or otherwise both (i) constitutes a “deferral of compensation” within the meaning of Section 409A of the Code and (ii) cannot be paid or provided in a manner otherwise provided herein or otherwise without subjecting Executive to additional tax, interest and/or penalties under Section 409A of the Code, then any such payment, benefit or entitlement that is payable during the first 6 months following the date of Executive’s termination of employment shall be paid or provided to Executive (or to Executive’s estate, if applicable) in a lump sum cash payment (together with interest on such amount during the period of such restriction at a rate, per annum, equal to the applicable federal short-term rate (compounded monthly) in effect under Section 1274(d) of the Code on the date of termination) on the earlier of (x) Executive’s death or (y) the first business day of the seventh calendar month immediately following the month in which Executive’s termination of employment occurs.  All reimbursements provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A of the Code, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during Executive’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement is not subject to liquidation or exchange for another benefit.”

4.             This Amendment may be executed in counterparts, each of which shall constitute an original, but both of which together shall constitute one and same instrument.  This Amendment shall be governed by, and construed and interpreted in accordance with, the laws of the State of Delaware, without giving effect to its principles of conflicts of laws.  Except as specifically amended hereby, the Agreement, remains otherwise unmodified and in full force and effect, and is hereby ratified by the Corporation and the Executive.

IN WITNESS WHEREOF, the parties have signed this Second Amendment to Employment Agreement as of the day and year set forth above.

THE CHILDREN’S PLACE RETAIL STORES, INC.

By:	/s/ Charles K. Crovitz
Charles K. Crovitz
Interim Chief Executive Officer

/s/ Susan J. Riley

SUSAN J. RILEY